Exhibit (a)(29)

PACIFICORP                                         NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Scott Hibbs, for investors, (503) 731-2123
Dave Kvamme, for media (503) 464-6272


April 29, 1998

        PacifiCorp Offer for The Energy Group Remains Open Until May 5

     PacifiCorp (NYSE: PPW) announced today that its cash tender offer for The Energy Group PLC (NYSE/LSE: TEG) will remain open until 5:00 p.m. (EDT), May 5, 1998.

     As of 5:00 p.m. (EDT) Tuesday, April 28, PacifiCorp Acquisitions had received valid acceptances under the offer in respect of a total of 5,263,647 Energy Group shares and 793,041 Energy Group ADSs, representing in aggregate 8,435,811 Energy Groups Shares or 1.61 percent of the issued ordinary share capital of The Energy Group.

     Prior to the commencement of the offer period on January 26, PacifiCorp Acquisitions, including all persons acting in concert with PacifiCorp Acquisitions, owned, or had rights over 7,533,346 Energy Group Shares, including Energy Group Shares represented by Energy Group ADSs.

     Since January 26, 1998, PacifiCorp Acquisitions has acquired 45,987,079 Energy Group Shares (including 241,589 shares held by the PacifiCorp Master Retirement Trust before January 26, 1998), representing approximately 8.8 percent of the issued ordinary share capital of The Energy Group.

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